Exhibit 99.1

Analog Devices Reports Increased Revenue and Profits for the Second Quarter of Fiscal Year 2005; Board raises cash dividend to $0.10 from $0.06 per share and increases share repurchase program by $500 million.

    NORWOOD, Mass.--(BUSINESS WIRE)--May 12, 2005--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the second quarter of fiscal 2005, which ended April 30, 2005. For the second quarter, revenue was $604 million, diluted earnings per share (EPS) was $0.31, and net income totaled $118 million, or 19% of sales.

    ADI also announced that the company's Board of Directors declared a cash dividend of $0.10 per outstanding share of common stock for the second quarter, up from $0.06 in the first quarter. The dividend is payable on June 15, 2005 to all stockholders of record at the close of business on May 27, 2005. The Board also approved a $500 million increase to the company's share repurchase program.

    "Our second quarter turned out to be a good quarter for ADI. Revenue increased 4% sequentially and diluted EPS increased 11% to $0.31," said Mr. Jerald G. Fishman, President and CEO. "Revenue increased sequentially in every geographic region, except China, as customer inventory declines appear to be completed after a six-month correction. Revenue increased sequentially in both the OEM and distributor channels.

    "Looking at the end markets, the highest growth on a dollar basis came from the industrial end markets, which grew 11% sequentially, driven by growth from our instrumentation and automotive customers and the resumption of growth from some automatic test equipment (ATE) customers. Sales to consumer customers grew 16% sequentially, primarily as a result of increased market share in digital cameras and advanced digital TVs. Computer product revenue was down sequentially. Revenue from communications applications was approximately flat sequentially, as strong gains in wireless infrastructure were offset by continuing weakness in wireless handsets, particularly among customers in China," Mr. Fishman explained.

    By end market, approximately 41% of second quarter revenue was from industrial applications, which span a broad range of medical, security, automotive, instrumentation, and defense electronics applications, 31% from communications applications, 15% from consumer applications, and 13% from computer applications.

    According to Mr. Fishman, "Revenue from analog products increased by 6% compared to the immediately prior quarter and totaled 81% of sales. Most noteworthy was 12% sequential revenue growth in converters and 10% sequential revenue growth in amplifiers -- two product areas at the heart of ADI's franchise and where our market share is very high. Sales of other analog products, including power management, declined sequentially.

    DSP revenue, which was 19% of sales in the second quarter, declined 4% sequentially, as strong sequential growth in general-purpose DSP products was offset primarily by sequential declines in wireless handsets and broadband products.

    Gross margins for the second quarter were 57.4%, down 40 basis points from the immediately prior quarter as a result of lower factory utilization.

    "Operating expenses were approximately flat for the second quarter compared to both the immediately prior quarter and the same quarter last year. We kept tight control of expenses, despite absorbing the effect of annual salary increases and higher employee bonus accruals," said Mr. Fishman. "As a result, operating profits for the second quarter increased to approximately $134 million or 22% of sales."

    Turning to the balance sheet, Mr. Fishman explained, "Our balance sheet continued to strengthen in the second quarter. Inventories declined sequentially by $5 million. Days cost of sales in inventory was 124 days in the second quarter, down from 132 days in the first quarter. Days sales in accounts receivable decreased to 48 days compared to 51 days in the immediately prior quarter.

    "Cash flow from operations totaled $175 million or 29% of sales. In the second quarter, we spent $22 million on capital expenditures and we returned $146 million to shareholders by repurchasing approximately 3.4 million shares of ADI common stock for $124 million and by paying $22 million in dividends. As a result, cash, cash equivalents, and short-term investments increased slightly to $2.62 billion at the end of the second quarter.

    "For the past three quarters, since we announced the share repurchase program in August of 2004, ADI has generated approximately $474 million of cash flow from operations. We have spent $84 million on capital expenditures and returned $489 million to our shareholders through dividends and share repurchases. The total number of shares repurchased to date under this program represents approximately 3% of shares outstanding. We are planning for cash flow to remain strong for the foreseeable future.

    "Orders increased sequentially during the second quarter and were particularly strong in April. Cancellations declined in the second quarter to the lowest levels in the most recent four quarters. At the end of the second quarter, our backlog of products requested for shipment during the third quarter increased by 4% compared to the backlog at the end of first quarter."

    Regarding the near-term outlook, Mr. Fishman said, "We continue to believe we are in the early stages of a gradual recovery after six months of inventory corrections at many of our customers worldwide. Demand in many of our end markets is good, with particular strength in the consumer market and across the industrial end markets, which represent tens of thousands of customers worldwide. Our converter, amplifier, and general-purpose DSP products have resumed growth. Wireless handset and ATE products, which were responsible for a large portion of our sales decline for the past few quarters, appear to be stabilizing. Our lead times are short and we intend to keep them short to minimize order volatility throughout the cycle.

    "While it is difficult to plan at this stage of the business cycle, based on our opening backlog, our turns order estimates, and assuming normal seasonality, we are planning for third quarter revenue to be flat to up 3% sequentially.

    "We are planning for third quarter gross margins to improve toward 58%, depending on product mix. We are planning for inventory to remain approximately flat in the third quarter. We are also planning to hold operating expenses in the third quarter relatively flat to the second quarter levels. This should produce diluted EPS in the range of $0.31 to $ 0.33 for the third quarter of fiscal year 2005."

    Mr. Fishman will discuss the second quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 5738082 or by visiting the Investor Relations page on ADI's web site.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index. For more information, visit our web site at www.analog.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the fiscal quarter ended January 29, 2005, as filed with the Securities and Exchange Commission.


 Analog Devices Supplemental Information, Second Quarter, Fiscal 2005

                        Sales/Earnings Summary
               (In thousands, except per-share amounts)

                                       2Q 05         1Q 05      2Q 04
--------------------------------- ----------- ------------- ----------
                                    April 30,   January 29,     May 1,
  Three Months Ended                    2005          2005       2004
--------------------------------- ----------- ------------- ----------
Net Sales                         $  603,726  $    580,536  $ 678,530
   Y/Y Growth                            -11%           -4%        35%
   Q/Q Growth                              4%           -8%        12%
Cost of Sales                        257,327       245,008    277,008
Gross Margin                         346,399       335,528    401,522
   Percent of Sales                     57.4%         57.8%      59.2%
---------------------------------  ----------  ------------  ---------
Operating Expenses:
   R&D                               126,642       127,534    128,478
   Selling, Marketing and G&A         85,813        83,341     85,282
---------------------------------  ----------  ------------  ---------
Operating Income                     133,944       124,653    187,762
   Percent of Sales                     22.2%         21.5%      27.7%
---------------------------------  ----------  ------------  ---------
Other (Income) Expense               (16,768)      (13,983)    (7,232)
---------------------------------  ----------  ------------  ---------
Income Before Tax                    150,712       138,636    194,994
Provision for Taxes                   33,113        31,193     42,411
   Tax Rate                               22%           22%        22%
---------------------------------  ----------  ------------  ---------
Net Income                        $  117,599  $    107,443  $ 152,583
   Percent of Sales                       19%           19%        22%
---------------------------------  ----------  ------------  ---------

Shares used for EPS - Basic          370,674       375,561    374,864
Shares used for EPS - Diluted        382,337       388,107    395,052

Earnings per Share - Basic        $     0.32  $       0.29  $    0.41
Earnings per Share - Diluted      $     0.31  $       0.28  $    0.39

Dividends declared per share      $     0.06  $       0.06  $    0.04
---------------------------------  ----------  ------------  ---------


  Six Months Ended                        April 30, 2005   May 1, 2004
---------------------------------------- --------------- -------------
Net Sales                                $    1,184,262  $  1,283,883
   Y/Y Growth                                        -8%           32%
Cost of Sales                                   502,335       536,896
Gross Margin                                    681,927       746,987
   Percent of Sales                                57.6%         58.2%
----------------------------------------  --------------  ------------
Operating Expenses:
   R&D                                          254,176       249,108
   Selling, Marketing and G&A                   169,154       164,520
----------------------------------------  --------------  ------------
Operating Income                                258,597       333,359
   Percent of Sales                                21.8%         26.0%
----------------------------------------  --------------  ------------
Other (Income) Expense                          (30,751)      (11,429)
----------------------------------------  --------------  ------------
Income Before Tax                               289,348       344,788
Provision for Taxes                              64,306        75,366
   Tax Rate                                          22%           22%
----------------------------------------  --------------  ------------
Net Income                               $      225,042  $    269,422
   Percent of Sales                                  19%           21%
----------------------------------------  --------------  ------------

Shares used for EPS - Basic                     373,117       373,458
Shares used for EPS - Diluted                   385,222       393,978

Earnings per Share - Basic               $         0.60  $       0.72
Earnings per Share - Diluted             $         0.58  $       0.68

Dividends declared per share             $         0.12  $       0.08
----------------------------------------  --------------  ------------


 Analog Devices Supplemental Information, Second Quarter, Fiscal 2005

                  Selected Balance Sheet Information
                            (In thousands)

                                        2Q 05       1Q 05      2Q 04
---------------------------------- ----------- ----------- -----------
                                     April 30, January 29,     May 1,
                                         2005        2005       2004
---------------------------------- ----------- ----------- -----------
Cash & Short-term Investments      $2,617,259  $2,598,372  $2,541,582
Accounts Receivable, Net              320,366     324,033     328,318
Inventories                           348,446     353,291     308,539
Other Current Assets                  160,611     164,796     171,815
---------------------------------- ----------- ----------- -----------
  Total Current Assets              3,446,682   3,440,492   3,350,254
PP&E, Net                             636,249     653,608     666,826
Investments                           303,806     318,813     307,638
Intangible Assets                     168,063     168,723     170,700
Other                                  30,470      30,499      22,902
---------------------------------- ----------- ----------- -----------
Total Assets                       $4,585,270  $4,612,135  $4,518,320
---------------------------------- ----------- ----------- -----------

Deferred Income-Shipments to
 Distributors                        $128,957    $152,112    $150,429
Other Current Liabilities             407,410     381,018     429,437
Non-Current Liabilities               333,035     344,575     339,559
Stockholders' Equity                3,715,868   3,734,430   3,598,895
---------------------------------- ----------- ----------- -----------
Total Liabilities & Equity         $4,585,270  $4,612,135  $4,518,320
---------------------------------- ----------- ----------- -----------


          Capital Expenditures, Depreciation & Amortization
                            (In thousands)

                                        2Q 05       1Q 05      2Q 04
                                     April 30, January 29,     May 1,
  Three Months Ended                     2005        2005       2004
---------------------------------- ----------- ----------- -----------
Capital Expenditures                  $21,632     $23,884     $43,353
Depreciation                          $39,013     $38,313     $37,272
Amortization of Intangibles              $685        $684        $676

                                     April 30,      May 1,
  Six Months Ended                       2005        2004
---------------------------------- ----------- -----------
Capital Expenditures                  $45,516     $70,426
Depreciation                          $77,326     $74,837
Amortization of Intangibles            $1,369      $1,353

    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             investor.relations@analog.com